Filed Pursuant to Rule 424(b)(3)

Registration No. 333-299408

PROSPECTUS

13,502,835 Shares of Common Stock

This prospectus relates to the offering from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to an aggregate 13,502,835 shares of common stock, par value $0.001 per share (the “Common Stock”), of GT Biopharma, Inc., a Delaware corporation (the “Company”), consisting of (i) 6,716,931 shares of Common Stock issuable upon the conversion of 8,611.111 shares of Series M 10% Convertible Preferred Stock, par value $0.01 per share (the “Series M Preferred Stock” or the “Series M Preferred Shares,” and the shares of Common Stock issuable upon conversion of the Series M Preferred Shares, the “Series M Conversion Shares”) issued in connection with our private placement in September 2026, (ii) 6,716,931 shares of Common Stock issuable upon the exercise of warrants (the “Series M Common Stock Warrants” and the shares of Common Stock issuable upon exercise of the Series M Common Stock Warrants, the “Series M Common Stock Warrant Shares”) issued in connection with our private placement in September 2026, (iii) 30,004 shares of Common Stock issuable upon the conversion of 340.556 shares of Series L 10% Convertible Preferred Stock (the “Series L Preferred Stock” or the “Series L Preferred Shares,” and the shares of Common Stock issuable upon conversion of the Series L Preferred Shares, the “Series L Conversion Shares”) issued in connection with our private placement in May 2025, and together with the Series M Conversion Shares, the “Conversion Shares”, (iv) 30,004 shares of Common Stock issuable upon the exercise of warrants issuable upon exercise of the Series L Greenshoe Rights (as defined below) (the “Series L Vesting Warrants” and the shares of Common Stock issuable upon exercise of the Series L Vesting Warrants, the “Series L Vesting Warrant Shares”) issued in connection with our private placement in May 2025, and together with the Series M Common Stock Warrants, the “Warrants,” (v) 6,996 shares of Common Stock issued to the holders of Series L Preferred Stock of record as of June 24, 2026 as a dividend, which represents a rate per share of 11.1% per annum of the outstanding stated value of the Series L Preferred Stock, payable on July 1, 2026 (the “Q2 Dividend Shares”); and (vi) 1,969 shares of Common Stock issued to the holders of Series L Preferred Stock of record as of September 29, 2026 as a dividend, which represents a rate per share of 12% per annum of the outstanding stated value of the Series L Preferred Stock, payable on October 1, 2026 (the “Q3 Dividend Shares” and together with the Q2 Dividend Shares, the “Dividend Shares”). The Conversion Shares, the Series M Common Stock Warrant Shares, the Series L Vesting Warrant Shares and the Dividend Shares are collectively referred to as the “Shares.” We are registering the Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of the Shares offered by this prospectus.

We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares of our Common Stock.

The Selling Stockholders, or their respective donees, pledgees, transferees or other successors-in-interest, may sell or otherwise dispose of the Shares covered by this prospectus in a number of different ways. We provide more information about how the Selling Stockholders may sell or otherwise dispose of their Shares in the section entitled “Plan of Distribution.” For a list of the Selling Stockholders, see the section entitled “Selling Stockholders.”

Our Common Stock is presently listed on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol “GTBP.” On October 19, 2026, the closing sale price for our Common Stock was $6.69 per share.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 20, 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, the Selling Stockholders may sell up to 13,502,835 shares of Common Stock from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholders of the shares of Common Stock offered pursuant to this prospectus.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we, nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. The Selling Stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any post-effective amendment or any prospectus supplement may contain or incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information.

Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be incorporated by reference in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” incorporated by reference in this prospectus, any post-effective amendment and any applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

The information appearing in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectuses are the property of their respective owners.

Unless the context otherwise requires, the terms “we,” “our,” “us,” “our company,” and “GT Biopharma” refer to GT Biopharma, Inc.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including any prospectus supplement or document incorporated by reference herein, contains forward-looking statements about us and our industry. All statements other than statements of historical fact are “Forward-Looking Statements” for purposes of these provisions, including our plans of operation, any projections of revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statements of assumptions underlying any of the foregoing. All forward-looking statements included in this document are made as of the date hereof and are based on information available to us as of such date. We assume no obligation to update any forward-looking statement. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “potential,” or “continue,” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Future financial condition and results of operations, as well as any forward-looking statements are subject to inherent risks and uncertainties, including any other factors referred to in our press releases and reports filed with the SEC. All subsequent forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Additional factors that may have a direct bearing on our operating results are described under “Risk Factors” in this prospectus or in any related free writing prospectus.

You should assume that the information appearing in this prospectus or any related free writing prospectus is accurate as of its date only. Because the risk factors described herein could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

In addition, statements that “we believe” and similarly qualified statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to rely unduly upon them.

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PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all of the information that may be important to you or that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, including our financial statements and related notes and especially the information under “Risk Factors” incorporated by reference herein from our most recent annual report on Form 10-K, quarterly report on Form 10-Q and other filings with the SEC. This prospectus contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may vary materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth under “Risk Factors,” as well as other matters described in this prospectus and in our annual report on Form 10-K, quarterly report on Form 10-Q and other filings with the SEC. See “Forward-Looking Statements.”

Overview

We are a clinical stage biopharmaceutical company focused on the development and commercialization of novel immuno-oncology products based on our proprietary Tri-specific Killer Engager (“TriKE®”), and Tetra-specific Killer Engager (“Dual Targeting TriKE®”) fusion protein immune cell engager technology platforms. Our TriKE® and Dual Targeting TriKE® platforms generate proprietary therapeutics designed to harness and enhance the cancer killing abilities of a patient’s own natural killer cells (“NK cells”). Once bound to an NK cell, our moieties are designed to activate the NK cell to direct it to one or more specifically targeted proteins expressed on a specific type of cancer cell or virus infected cell, resulting in the targeted cell’s death. TriKE® can be designed to target any number of tumor antigens, including B7-H3, HER2, CD33 and PDL1, on hematologic malignancies or solid tumors and do not require patient-specific customization. We believe our TriKE® and Dual Targeting TriKE® platforms that activate endogenous NK cells are potentially safer than T-cell immunotherapy because there is less cytokine release syndrome and fewer neurological complications. Our preclinical data suggests that this is explained by the TriKE® dependent, CD16 directed, IL-15 proliferation of NK cells, with little effect on endogenous T cells.

We are using our TriKE® platform with the intent to bring to market immuno-oncology products that can treat a range of hematologic malignancies, solid tumors, and potentially autoimmune disorders. The platform is scalable, and we are implementing processes to produce investigational new drug ready moieties in a timely manner after a specific TriKE® conceptual design. Specific drug candidates can then be advanced into the clinic on our own or through potential collaborations with partnering companies. We believe our TriKE® platform may have the ability, if approved for marketing, to be used as both monotherapy and in combination with other standard-of-care therapies.

Our initial work was conducted in collaboration with the Masonic Cancer Center at the University of Minnesota under a program led by Dr. Jeffrey Miller, Professor of Medicine, and the Interim Director at the Masonic Cancer Center. Dr. Miller, who also serves as our Consulting Senior Medical Director, is a recognized key opinion leader in the field of NK cell and IL-15 biology and their therapeutic potential. We have exclusive rights to the TriKE® platform and are generating additional intellectual property for specific moieties.

Recent Developments

Private Placement of Shares of Preferred Stock and Warrants

September 2026 Private Placement

On September 14, 2026, the Company entered into a securities purchase agreement (as amended, the “September 2026 Securities Purchase Agreement”) with the Selling Stockholders among others (collectively, the “Investors”), whereby we agreed to issue and sell to the Investors (i) 8,611.111 Series M Preferred Shares with an aggregate stated value of $8,611,111, (ii) warrants to purchase 1,411,651 shares of the Company’s common stock (calculated based on the current conversion price as of the date hereof) (the “Series M Common Stock Warrants”), and (iii) warrants to purchase 5,684,522 shares of the Company’s common stock (calculated based on the current conversion price as of the date hereof) (the “Series M Vesting Warrants,” and together with the Series M Common Stock Warrants, the “Series M Warrants”) that vest upon exercise of the Series M Greenshoe Rights (as defined below) for an aggregate purchase price of $7,750,000 (the transactions contemplated by the September 2026 Securities Purchase Agreement, the “September 2026 Private Placement”). Pursuant to the September 2026 Securities Purchase Agreement, each Investor may elect to purchase shares of Series M Preferred Stock with an aggregate stated value of up to $34,675,615 (the “Series M Greenshoe Rights”) for an aggregate purchase price of $31,208,054, subject to adjustments, as further described in the September 2026 Securities Purchase Agreement. Each Investor is entitled to exercise its respective Series M Greenshoe Rights for an amount of Series M Preferred Stock equal to the ratio of such Investor’s original subscription amount to the original aggregate subscription amount of all Investors.

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In connection with our entry into the September 2026 Securities Purchase Agreement, on September 14, 2026, we entered into a registration rights agreement with the Investors (the “September 2026 Registration Rights Agreement”), pursuant to which we agreed to file a resale registration statement with respect to the public resale of certain of the shares of Common Stock issuable upon conversion of the Series M Preferred Shares and upon exercise of the Series M Warrants not later than 30 calendar days after September 14, 2026 and after each closing of the exercise of a Series M Greenshoe Right in accordance with the September 2026 Securities Purchase Agreement, to become effective no later than 60 days after September 14, 2026 or each Trigger Date (as defined in the September 2026 Registration Rights Agreement), or in the event of a “full review” by the SEC, 90 days after September 14, 2026 or each Trigger Date.

The foregoing summary descriptions of the September 2026 Securities Purchase Agreement and the September 2026 Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference herein.

May 2025 Private Placement

On May 12, 2025, the Company entered into a securities purchase agreement (as amended, the “May 2025 Securities Purchase Agreement”) with the Investors, whereby we agreed to issue and sell to the Investors (i) 6,611.111 Series L Preferred Shares with an aggregate stated value of $6,611,111.00, (ii) warrants to purchase up to 129,439 shares of the Company’s common stock (the “Series L Common Warrants”), and (iii) warrants to purchase 470,256 shares of the Company’s common stock (the “Series L Vesting Warrants,” and together with the Common Warrants, the “Series L Warrants”) that vest upon exercise of the Series L Greenshoe Rights (as defined below) , for an aggregate purchase price of $5,950,000.00 (the transactions contemplated by the May 2025 Securities Purchase Agreement, the “May 2025 Private Placement”). Pursuant to the May 2025 Securities Purchase Agreement, each Investor may elect to purchase shares of Series L Preferred Stock with an aggregate stated value of up to $24,018,349 (the “Series L Greenshoe Rights”) for an aggregate purchase price of $21,616,514, subject to adjustments, as further described in the May 2025 Securities Purchase Agreement. Each Investor is entitled to exercise its respective Series L Greenshoe Rights for an amount of Series L Preferred Stock equal to the ratio of such Investor’s original subscription amount to the original aggregate subscription amount of all Investors. As of the date of this prospectus, certain of the Investors have exercised their Series L Greenshoe Rights under the May 2025 Securities Purchase Agreement to purchase an aggregate of 10,785 additional shares of Series L Preferred Stock. In connection with the exercise of such Series L Greenshoe Rights, each Investors’ Series L Vesting Warrants have vested ratably in proportion to their exercise of such Series L Greenshoe Rights. The gross proceeds to us from the exercise of Series L Greenshoe Rights to date before expenses are equal to $9,706,500. We intend to use the net proceeds from such exercise of Series L Greenshoe Rights for working capital and general corporate purposes.

In connection with our entry into the May 2025 Securities Purchase Agreement, on May 12, 2025, we entered into a registration rights agreement with the Investors (the “May 2025 Registration Rights Agreement”), pursuant to which we agreed to file a resale registration statement with respect to the public resale of the shares of Common Stock issuable upon conversion of the Series L Preferred Shares and upon exercise of the Series L Warrants not later than 30 calendar days after May 12, 2025 and after each closing of the exercise of a Series L Greenshoe Right in accordance with the May 2025 Securities Purchase Agreement, to become effective no later than 90 days after filing.

The foregoing summary descriptions of the May 2025 Securities Purchase Agreement and the May 2025 Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference herein.

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Preferred Stock Dividend

Pursuant to the Series M Certificate of Designations (as defined below), from the first date of issuance of the Series M Preferred Stock, the holders are entitled to receive cumulative dividends at the rate per share of 10% per annum until September 13, 2027 and 12% per annum thereafter, payable quarterly on January 1, April 1, July 1 and October 1, subject to the conditions contained therein. On September 29, 2026, in accordance with the Series M Certificate of Designations, the Board declared a dividend of an aggregate of $38,468 in cash to the holders of Series M Preferred Stock, which represents a rate per share of 10% per annum of the outstanding stated value of the Series M Preferred Stock, payable in cash on October 1, 2026 to the holders of Series M Preferred Stock of record as of the close of business on September 29, 2026.

Pursuant to the Series L Certificate of Designations (as defined below), from the first date of issuance of the Series L Preferred Stock, the holders are entitled to receive cumulative dividends at the rate per share of 10% per annum until May 11, 2026 and 12% per annum thereafter, payable quarterly on January 1, April 1, July 1 and October 1, subject to the conditions contained therein. On September 29, 2026, in accordance with the Series L Certificate of Designations, the Board declared a dividend of an aggregate of 1,969 shares of Common Stock to the holders of Series L Preferred Stock, which represents a rate per share of 12% per annum of the outstanding stated value of the Series L Preferred Stock, payable in shares of Common Stock on October 1, 2026 to the holders of Series L Preferred Stock of record as of the close of business on September 29, 2026.

Reverse Stock Split

On September 2, 2026, following stockholder approval at the Company’s annual meeting of stockholders held on August 14, 2026, the Company filed a Certificate of Amendment to its Restated Certificate of Incorporation (the “Charter”) with the Secretary of State of the State of Delaware to effect a (i) reverse stock split of the Common Stock, at a ratio of 1-for-25 (the “Reverse Stock Split”) and (ii) simultaneous reduction of the authorized shares of Common Stock to 25,000,000 and preferred stock to 1,500,000 (the “Reduction in Authorized Shares”). The Reverse Stock Split became effective as of 12:01 a.m. Eastern Time on September 8, 2026.

As a result of the reverse stock split, every twenty-five (25) shares of issued and outstanding common stock were automatically combined into one issued and outstanding share of common stock, without any change in the par value per share. No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares of common stock will be entitled to receive their pro-rata portion of the net proceeds obtained from the aggregation and sale by the exchange agent of the fractional shares resulting from the reverse stock-split (reduced by any customary brokerage fees, commission and other expenses). The reverse stock split reduced the number of shares of common stock outstanding on the effective date of the reverse stock-split from 45,109,497 pre-split shares to 1,804,379 post-split shares, subject to minor adjustments due to the treatment of fractional shares.

Proportionate adjustments have been made to the Company’s outstanding convertible securities, warrants, stock options and restricted stock. The number of shares of Common Stock into which these outstanding securities are convertible or exercisable will be adjusted proportionately as a result of the reverse stock split. The conversion prices of any outstanding convertible securities and the exercise prices of any outstanding warrants or stock options will also be proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans.

Nasdaq Matter

On November 20, 2025, the Company received a letter (the “Letter”) from the Nasdaq Listing Qualifications Staff (the “Staff”) of Nasdaq notifying the Company that its Common Stock had closed below $1.00 per share for 30 consecutive business days and, as a result, the Company was not in compliance with the $1.00 minimum bid price requirement for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The Letter had no immediate effect on the listing of the Company’s Common Stock which continues to trade on Nasdaq under the symbol “GTBP,” subject to the Company’s compliance with the other Nasdaq listing requirements.

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In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided a compliance period of 180 calendar days from the date of the Letter, or until May 19, 2026, to regain compliance with the Minimum Bid Price requirement. On May 20, 2026, the Company received a letter from the Staff notifying the Company that the Staff granted the Company an additional compliance period of 180 calendar days, or until November 16, 2026, to regain compliance with the Minimum Bid Price Requirement. On September 22, 2026, the Company received notice from Nasdaq that it has regained compliance with the Minimum Bid Price Requirement under the Nasdaq listing rules. The Company’s Common Stock maintained a closing bid price above $1.00 per share for at least ten consecutive business days, thereby meeting Nasdaq’s requirements for regaining compliance.

There can be no assurance that the Company will be able to maintain compliance with the Minimum Bid Price Requirement or other applicable Nasdaq listing rules.

Going Concern

We have evaluated the significance of the uncertainty regarding our financial condition in relation to our ability to meet our obligations, which has raised substantial doubt about our ability to continue as a going concern. In addition, the report of the Company’s independent registered public accounting firm on our financial statements for the year ended December 31, 2025, includes an explanatory paragraph regarding the existence of substantial doubt about our ability to continue as a going concern. There can be no assurances that we will be able to secure additional financing on acceptable terms. In the event that we do not secure additional financing, we will be forced to delay, reduce, or eliminate some or all of our discretionary spending, which could adversely affect our business prospects, ability to meet long-term liquidity needs and ability to continue operations.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. Accordingly, we may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure and the inclusion of reduced disclosure about our executive compensation arrangements. As a smaller reporting company, we are also exempt from compliance with the auditor attestation requirements pursuant to the Sarbanes-Oxley Act. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

Corporate Information

Our Common Stock currently trades on Nasdaq under the symbol “GTBP.” Effective as of July 1, 2024, we became a fully remote company. We do not maintain a principal executive office. For purposes of compliance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, any stockholder communication required to be sent to our principal executive offices may be directed to 505 Montgomery Street, 10th Floor, San Francisco, CA 94111. Our telephone number is (415) 919-4040. We maintain a website at www.gtbiopharma.com. Information contained on or accessible through our website is not, and should not be considered, part of, or incorporated by reference into, this prospectus.

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THE OFFERING

Common Stock offered by the Selling Stockholders	Up to 13,502,835 shares of Common Stock, consisting of (i) 6,716,931 Series M Conversion Shares, (ii) 6,716,931 Series M Common Stock Warrant Shares, (iii) 30,004 Series L Conversion Shares, (iv) 30,004 Series L Vesting Warrant Shares, (v) 6,996 Q2 Dividend Shares; and (vi) 1,969 Q3 Dividend Shares”

Common Stock outstanding before this offering	2,061,052 shares of Common Stock.

Use of Proceeds	We will not receive any proceeds from any sale of the Shares by the Selling Stockholders. We may receive proceeds upon any exercise for cash of outstanding Warrants or purchases pursuant to the Series M Greenshoe Rights or Series L Greenshoe Rights. See the section titled “Use of Proceeds.”

Risk Factors	See the section under the heading “Risk Factors” in this prospectus and the other information included in, or incorporated by reference into, this prospectus or any prospectus supplement for a discussion of certain factors you should carefully consider before deciding to invest in shares of our Common Stock.

Nasdaq Symbol	Our Common Stock is listed on Nasdaq under the symbol “GTBP.”

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RISK FACTORS

Investment in the shares of Common Stock offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors described below and in the “Risk Factors” sections incorporated by reference herein from our most recent annual report on Form 10-K, as well as any subsequent annual reports on Form 10-K, quarterly reports on Form 10-Q or current reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such Common Stock. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered shares of Common Stock.

Risks Related to the Offering

There has been a limited public market for our Common Stock, and we do not know whether one will develop to provide you adequate liquidity. Furthermore, the trading price for our Common Stock, should an active trading market develop, may be volatile and could be subject to wide fluctuations in per-share price.

Our Common Stock is listed on Nasdaq under the trading symbol “GTBP;” historically, however, there has been a limited public market for our Common Stock. We cannot assure you that an active trading market for our Common Stock will develop or be sustained. The liquidity of any market for the shares of our Common Stock will depend on a number of factors, including:

●	the number of stockholders;

●	our operating performance and financial condition;

●	the market for similar securities;

●	the extent of coverage of us by securities or industry analysts; and

●	the interest of securities dealers in making a market in the shares of our Common Stock.

Even if an active trading market develops, the market price for our Common Stock may be highly volatile and could be subject to wide fluctuations. In addition, the price of shares of our Common Stock could decline significantly if our future operating results fail to meet or exceed the expectations of market analysts and investors and actual or anticipated variations in our quarterly operating results could negatively affect our share price.

The volatility of the price of our Common Stock may also be impacted by the risks discussed herein, in addition to other factors, including:

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	significant sales of our Common Stock or other securities in the open market;

●	variations in interest rates;

●	changes in the market valuations of other comparable companies; and

●	changes in accounting principles.

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Our outstanding warrants and options may affect the market price of our Common Stock.

As of October 9, 2026, we had 2,061,052 shares of Common Stock outstanding and issued and had outstanding warrants for the purchase of up to 9,393,734 additional shares of Common Stock at a weighted average exercise price of $8.34 per share, 2,534,280 of which are exercisable as of October 9, 2026 (subject to certain beneficial ownership limitations). In addition, we had outstanding options for the purchase of up to 23,902 additional shares of Common Stock at a weighted average exercise price of $105.81 per share, 22,169 of which are exercisable as of October 9, 2026. The amount of Common Stock reserved for issuance may have an adverse impact on our ability to raise capital and may affect the price and liquidity of our Common Stock in the public market. In addition, the issuance of these shares of Common Stock will have a dilutive effect on current stockholders’ ownership.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our Common Stock, which could depress the price of our Common Stock.

FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our shares of Common Stock, have an adverse effect on the market for our shares of Common Stock, and thereby depress our price per share of Common Stock.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our Common Stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. We currently have research coverage by only one securities analyst, and we may never obtain research coverage by additional analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our Common Stock may be negatively affected. In the event that we receive additional securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We are subject to state and federal securities laws, the terms of the Charter, Amended and Restated Bylaws (the “Bylaws”) and the terms of complex contracts; a failure to comply with current and future laws, regulations or standards, or the terms of our Charter, Bylaws or contractual arrangements, could have an adverse effect on our business.

We are subject to state and federal securities laws, including the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and other federal securities laws, as well as the provisions of the Delaware General Corporation Law. Failure or noncompliance with such laws, and any regulations or standards could have an adverse effect on our business. In addition, we operate pursuant to our Charter, Bylaws and complex contractual arrangements, including any amendments or waivers thereunder. Our failure to comply with the terms of our Charter, Bylaws, or any such contractual arrangements, or if any amendments or waivers thereunder are deemed unenforceable, we could be exposed to claims or other demands that could divert management’s attention from other business concerns and could have an adverse effect on business, financial condition, and results of operation.

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Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Delaware law and our Charter, our Bylaws and other governing documents contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders, which could cause our stock price to decline. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our Common Stock.

We do not currently or for the foreseeable future intend to pay dividends on our Common Stock.

We have never declared or paid any cash dividends on our Common Stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, any return on your investment in our Common Stock will be limited to the appreciation in the price of our Common Stock, if any.

Purchasers of our Common Stock in this offering will experience immediate and substantial dilution in the book value of their investment.

The effective public offering price per share of Common Stock in this offering may exceed the net tangible book value per share of our Common Stock outstanding prior to this offering, in which case you may incur an immediate and substantial dilution in the net tangible book value of the shares of Common Stock you purchase in this offering. Furthermore, if outstanding options or warrants are exercised, purchasers could experience further dilution.

We will need additional capital to conduct our operations and develop our products, and our ability to obtain the necessary funding is uncertain.

We have used a significant amount of cash since inception to finance the continued development and testing of our product candidates, and we expect to need substantial additional capital resources to develop our product candidates going forward and launch and commercialize any product candidates for which we receive regulatory approval.

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We may not be successful in generating and/or maintaining operating cash flow, and the timing of our capital expenditures and other expenditures may not result in cash sufficient to sustain our operations through the commercialization of our product candidates. If financing is not sufficient and additional financing is not available or available only on terms that are detrimental to our long-term survival, it could have a material adverse effect on our ability to continue to operate. The timing and degree of any future capital requirements will depend on many factors, including:

●	accuracy of the assumptions underlying our estimates for capital needs in 2026 and beyond;

●	scientific and clinical progress in our research and development programs;

●	the magnitude and scope of our research and development programs and our ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing, manufacturing and marketing;

●	our progress with pre-clinical development and clinical trials;

●	the time and costs involved in obtaining regulatory approvals;

●	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and

●	the number and type of product candidates that we pursue.

Additional financing through strategic collaborations, public or private equity or debt financings or other financing sources may not be available on acceptable terms, or at all. Additional equity financing could result in significant dilution to our stockholders, and any debt financings will likely involve covenants restricting our business activities. Further, if we obtain additional funds through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize on our own.

If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our research or product development initiatives, any of which could have a material adverse effect on our financial condition or business prospects. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Our Common Stock may be at risk for delisting from Nasdaq in the future if we do not maintain compliance with Nasdaq’s continued listing requirements. Delisting could adversely affect the liquidity of our Common Stock and the market price of our Common Stock could decrease.

Our Common Stock is currently listed on Nasdaq. Nasdaq has minimum requirements that a company must meet in order to remain listed on Nasdaq, including corporate governance standards and the Minimum Bid Price Requirement.

On November 20, 2025, the Company received a Letter from the Staff of Nasdaq notifying the Company that its Common Stock had closed below $1.00 per share for 30 consecutive business days and, as a result, the Company was not in compliance with the Minimum Bid Price Requirement. The Letter had no immediate effect on the listing of the Company’s Common Stock which continues to trade on Nasdaq under the symbol “GTBP,” subject to the Company’s compliance with the other Nasdaq listing requirements.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided a compliance period of 180 calendar days from the date of the Letter, or until May 19, 2026, or the Compliance Period, to regain compliance with the Minimum Bid Price requirement. On May 20, 2026, the Company received a letter from the Staff notifying the Company that the Staff granted the Company an additional compliance period of 180 calendar days, or until November 16, 2026, to regain compliance with the Minimum Bid Price Requirement. On September 22, 2026, the Company received notice from Nasdaq that it has regained compliance with the Minimum Bid Price Requirement under the Nasdaq listing rules. The Common Stock maintained a closing bid price above $1.00 per share for at least ten consecutive business days, thereby meeting Nasdaq’s requirements for regaining compliance.

There can be no assurance that the Company will be able to maintain compliance with the Minimum Bid Price Requirement or other applicable Nasdaq listing rules. If our Common Stock is delisted from Nasdaq, our ability to raise capital through public offerings of our securities and to finance our operations could be adversely affected. We also believe that delisting would likely result in decreased liquidity and/or increased volatility in our Common Stock and could harm our business and future prospects. In addition, we believe that, if our Common Stock is delisted, our stockholders would likely find it more difficult to obtain accurate quotations as to the price of our Common Stock and it may be more difficult for stockholders to buy or sell our Common Stock at competitive market prices, or at all.

In the future, if we fail to maintain such minimum requirements and a final determination is made by Nasdaq that our Common Stock must be delisted, the liquidity of our Common Stock would be adversely affected and the market price of our Common Stock could decrease. If delisted, we would no longer be subject to Nasdaq rules, including rules requiring us to have a certain number of independent directors and to meet other corporate governance standards. If our Common Stock were delisted from Nasdaq, trading of our Common Stock would most likely take place on an over-the-counter market established for unlisted securities, such as the OTCQB or the Pink Market maintained by OTC Markets Group Inc. An investor would likely find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our Common Stock on an over-the-counter market, and many investors would likely not buy or sell our Common Stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. In addition, as a delisted security, our Common Stock would be subject to SEC rules as a “penny stock,” which impose additional disclosure requirements on broker-dealers. The regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our Common Stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. For these reasons and others, delisting would adversely affect the liquidity, trading volume and price of our Common Stock, causing the value of an investment in us to decrease and having an adverse effect on our business, financial condition and results of operations, including our ability to attract and retain qualified employees and to raise capital.

Our failure to be listed on Nasdaq or another established securities market would have a material adverse effect on the value of your investment in us.

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USE OF PROCEEDS

All of the Shares offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any proceeds from any such sales.

A portion of the Shares covered by this prospectus are issuable upon exercise of the Warrants issued to the Selling Stockholders.

The initial exercise price of the outstanding Series M Common Stock Warrants and Series M Vesting Warrants is $6.10 per share. The exercise price and number of shares of Common Stock issuable upon exercise of the Series M Common Stock Warrants and Series M Vesting Warrants may be adjusted in certain circumstances, including stock splits or dividends, mergers, or reclassifications or similar events. Upon any cash exercise of outstanding Series M Common Stock Warrants and Series M Vesting Warrants, the applicable Selling Stockholders will pay us the exercise price. In addition, in the event that an Investor elects to purchase pursuant to the Series M Greenshoe Rights or Series L Greenshoe Rights, we will receive proceeds from such purchase. To the extent we receive proceeds from the cash exercise of outstanding Series M Warrants or purchases pursuant to the Series M Greenshoe Rights or Series L Greenshoe Rights, we intend to use the proceeds for working capital and for other general corporate purposes. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes in the event any of the Series M Common Stock Warrants or the Series M Vesting Warrants are exercised for cash or if an Investor elects to purchase pursuant to the Series M Greenshoe Rights or Series L Greenshoe Rights.

A portion of the Shares covered by this prospectus are issuable upon exercise of the Series L Vesting Warrants issued to the applicable Selling Stockholders. The current exercise price of the outstanding Series L Vesting Warrants is $11.35 per share. The exercise price and number of shares of Common Stock issuable upon exercise of the Series L Vesting Warrants may be adjusted in certain circumstances, including stock splits or dividends, mergers, or reclassifications or similar events. Upon any cash exercise of outstanding Series L Vesting Warrants, the applicable Selling Stockholders will pay us the exercise price. To the extent we receive proceeds from the cash exercise of outstanding Series L Vesting Warrants, we intend to use the proceeds for working capital and for other general corporate purposes. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes in the event any of the Series L Vesting Warrants are exercised for cash.

The Selling Stockholders will pay any discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, filing and printing fees, listing fees and fees and expenses of our counsel and our accountants.

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MARKET INFORMATION FOR SECURITIES AND DIVIDEND POLICY

Market Information

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “GTBP.”

As of October 9, 2026, there were 2,061,052 shares of our Common Stock outstanding, held of record by 34 stockholders.

Dividend Policy

We have not paid any dividends on our Common Stock to date and do not anticipate that we will pay dividends in the foreseeable future. Any payment of cash dividends on our Common Stock in the future will depend upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that the Board of Directors may think are relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness or agreements we incur or enter into. We do not expect to pay any dividends on our Common Stock in the foreseeable future.

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DESCRIPTION OF CAPITAL STOCK

The following summary of the rights of our Capital Stock is not complete and is subject to and qualified in its entirety by reference to our Charter, Bylaws, the Certificates of Designations and forms of securities, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, which are incorporated by reference herein.

The following summary describes the material terms of our Capital Stock. The summary is qualified in its entirety by reference to our Charter and our Bylaws.

Authorized Shares

Our authorized shares consist of 25,000,000 shares of Common Stock and 1,500,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). Our Common Stock is registered under Section 12(b) of the Exchange Act and is listed on Nasdaq under the trading symbol “GTBP.”

On September 8, 2026, the Company effectuated (i) a reverse stock split of its Common Stock at a ratio of 1 for 25 (the “Reverse Stock Split”) and (ii) a simultaneous reduction of the authorized shares of Common Stock to 25,000,000 and preferred stock to 1,500,000 (the “Reduction in Authorized Shares”). Common Stock began trading on a Reverse Stock Split-adjusted basis on Nasdaq on September 8, 2026 under the existing trading symbol “GTBP.”

As a result of the reverse stock split, every twenty-five (25) shares of issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock, without any change in the par value per share. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock will be entitled to receive their pro-rata portion of the net proceeds obtained from the aggregation and sale by the exchange agent of the fractional shares resulting from the Reverse Stock Split (reduced by any customary brokerage fees, commission and other expenses). The Reverse Stock Split reduced the number of shares of Common Stock outstanding on the effective date of the Reverse Stock Split from 45,109,497 shares to 1,804,379 shares, subject to minor adjustments due to the treatment of fractional shares.

The number of authorized shares of Common Stock was reduced to 25,000,000 shares.

Proportionate adjustments have been made to the Company’s outstanding convertible securities, warrants, stock options and restricted stock. The number of shares of Common Stock into which these outstanding securities are convertible or exercisable will be adjusted proportionately as a result of the reverse stock split. The conversion prices of any outstanding convertible securities and the exercise prices of any outstanding warrants or stock options will also be proportionately adjusted in accordance with the terms of those securities and the Company’s equity incentive plans.

Common Stock

Holders of our Common Stock are entitled to one vote for each share of Common Stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our Common Stock are entitled to receive dividends ratably, if any, as may be declared by the Board out of legally available funds, subject to any preferential dividend rights of any Preferred Stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our Common Stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any Preferred Stock then outstanding. Holders of our Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock currently outstanding or that we may designate and issue in the future. All outstanding shares of our Common Stock are fully paid and non-assessable. Except as described below in “Anti-Takeover Provisions Under Our Charter and Bylaws and Delaware Law,” holders of not less than one-third of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business, and a vote of the majority of the voting power represented at such meeting at which a quorum is present is generally required to take action under our Charter and Bylaws.

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Preferred Stock

Our Board is authorized, without action by the stockholders, to designate and issue up to 1,500,000 shares of Preferred Stock in one or more series. In the past, the Board has designated series lettered A through M and issued shares in those series (other than Series K). As of the date of this prospectus, only preferred shares in the series designated L and M have shares issued and outstanding. Our Board can fix or alter the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting a class or series. The issuance of Preferred Stock could, under certain circumstances, result in one or more of the following adverse effects:

●	decreasing the market price of our Common Stock;

●	restricting dividends on our Common Stock;

●	diluting the voting power of our Common Stock;

●	impairing the liquidation rights of our Common Stock; or

●	delaying or preventing a change in control of us without further action by our shareholders.

Our Board will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders.

On September 2, 2026, the Company filed Certificates of Elimination (collectively, the “Certificates of Elimination”) to the Charter with the Secretary of State of the State of Delaware. The Certificates of Elimination eliminated from the Charter all matters set forth in the applicable Certificates of Designations with respect to the following series of preferred stock: (i) the Series A Preferred Stock; (ii) the Series B Preferred Stock; (iii) the Series C Preferred Stock; (iv) the Series D Preferred Stock; (v) the Series E Preferred Stock; (vi) the Series F Preferred Stock; (vii) the Series G Preferred Stock; (viii) the Series H Preferred Stock; (ix) the Series I Preferred Stock; (x) the Series J-1 Preferred Stock; and (xi) the Series K Preferred Stock (collectively, the “Eliminated Preferred Stock”).

Series C Preferred Stock

All outstanding shares of the Series C Preferred Stock were converted in accordance with their terms on September 2, 2026, prior to the filing of the applicable Certificate of Elimination relating to the Series C Preferred Stock. For a discussion of the terms of our Series C Preferred Stock, see Note 6 to our audited financial statements, Stockholders’ Equity, incorporated in this document by reference.

Series L Preferred Stock

Unless otherwise indicated, capitalized terms used in this “Series L Preferred Stock” section and not otherwise defined herein have the meanings ascribed to such terms in the Series L Certificate of Designations.

On May 12, 2025, in connection with the May 2025 Private Placement, we filed a Certificate of Designation of Preferences, Rights and Limitations of Series L 10% Convertible Preferred Stock (the “Series L Certificate of Designations”) to our Charter with the Secretary of State of the State of Delaware, which established the designations, preferences, powers and rights of the Series L Preferred Stock. On May 22, 2025, we filed with the Secretary of State of the State of Delaware a Series L Certificate of Increase (the “Series L Certificate of Increase”) increasing the shares of Series L Preferred Stock as designated in the Series L Certificate of Designations from 28,056 shares to 30,630 shares. As of September 25, 2025, all Series L Preferred Stockholders have provided a waiver to the Series L Certificate of Designations waiving their rights to redemption as set forth in Section 10 of the Series L Certificate of Designations.

In connection with the May 2025 Private Placement, we initially issued an aggregate of 6,612 shares of Series L Preferred Stock, which have a stated value of $1,000, subject to increase as described in the Series L Certificate of Designations, per share and were initially convertible into 129,439 shares of Common Stock at the election of the holders, subject to (i) a restriction preventing the holders and their affiliates from beneficially owning more than 19.99% of our outstanding shares of Common Stock, (ii) a restriction prohibiting the conversion of the Series L Preferred Shares to the extent that the aggregate number of shares of Common Stock issued pursuant to the May 2025 Securities Purchase Agreement, including through conversion of any Series L Preferred Shares or exercise of any Series L Warrants, exceeds 20,281, and (iii) a contractually stipulated 4.99% or 9.99% blocker provision. The foregoing limitations described in clause (i) and (ii) were removed upon receipt of stockholder approval.

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General

The Series L Preferred Stock has the powers, designations, preferences and other rights as are set forth in the Series L Certificate of Designations.

The Series L Preferred Stock ranks pari passu with the Series M Preferred Stock, and senior to all other classes and series of capital stock of the Company, as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Dividends

The Series L Preferred Stock bears dividends at a per annum rate of 10%, and 12% per annum thereafter (subject to increase upon certain events as described in the Series L Certificate of Designations), payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after May 12, 2025 and on each Conversion Date in cash or in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, or a combination thereof. The form of dividend payments to each holder will be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met during the 10 consecutive trading days immediately prior to the applicable dividend payment date (the “Series L Dividend Notice Period”), in cash only, (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met during the Series L Dividend Notice Period, at the sole election of the Company, in cash or shares of Common Stock which shall be valued at the Dividend Conversion Rate, (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met during the Series L Dividend Notice Period, in shares of Common Stock which shall be valued at the Dividend Conversion Rate, (iv) if funds are not legally available for the payment of dividends and the Equity Condition relating to an effective Conversion Shares Registration Statement has been waived by such holder (provided that the other Equity Conditions have been met during the Series L Dividend Notice Period), as to such holder only, in unregistered shares of Common Stock which shall be valued at the Dividend Conversion Rate, and (v) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met during the Series L Dividend Notice Period, then, at the election of such Holder, such dividends shall accrue to the next Dividend Payment Date or shall be accreted to, and increase, the outstanding Stated Value.

Conversion

Each share of Series L Preferred Stock will be convertible, at any time and from time to time from and after May 12, 2025 at the option of the holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series L Preferred Stock by the Series L Conversion Price (as defined below). The Series L Conversion Price for the Series L Preferred Stock was initially equal to $51.075, subject to adjustment as described in the Series L Certificate of Designations (the “Series L Conversion Price”); provided that upon each exercise of a Series L Greenshoe Right pursuant to the Securities Purchase Agreement in the event that 90% of the arithmetic average of the five lowest trading prices during the 10 trading days immediately prior to such exercise of a Series L Greenshoe Right is less than the then Series L Conversion Price (each such price, the “Series L Adjusted Price”), the Series L Conversion Price shall thereafter be reduced to equal the Series L Adjusted Price, subject to further adjustment hereunder, provided further that the reduced Series L Adjusted Price shall in all events be subject to a floor of $11.35 (the “Series L Floor Price”) (subject to adjustment for reverse and forward stock splits, recapitalizations and similar transactions following May 12, 2025 and provided that if the Series L Adjusted Price is less than the Series L Floor Price, the Series L Adjusted Price will equal the Series L Floor Price). As of the date of this prospectus, the Series L Conversion Price is equal to $11.35.

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Voting Rights

The shares of Series L Preferred Stock have no voting rights. However, as long as any shares of Series L Preferred Stock are outstanding, the Company may not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series L Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series L Preferred Stock or alter or amend the Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined below) senior to, or otherwise pari passu with, the Series L Preferred Stock, (c) amend its Charter or other charter documents in any manner that adversely affects any rights of the holders, (d) increase the number of authorized shares of Series L Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Liquidation

Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders will be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under the Series L Certificate of Designations, for each share of Series L Preferred Stock before any distribution or payment shall be made to the holders of any securities junior to the Series L Preferred Stock, and if the assets of the Company are insufficient to pay in full such amounts, then the entire assets to be distributed to the holders will be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Series M Preferred Stock

Unless otherwise indicated, capitalized terms used in this “Series M Preferred Stock” section and not otherwise defined herein have the meanings ascribed to such terms in the Series M Certificate of Designations.

On September 14, 2026, in connection with the September 2026 Private Placement, we filed a Certificate of Designation of Preferences, Rights and Limitations of Series M 10% Convertible Preferred Stock (the “Series M Certificate of Designations”) to our Charter with the Secretary of State of the State of Delaware, which established the designations, preferences, powers and rights of the Series M Preferred Stock. On September 18, 2026, we filed with the Secretary of State of the State of Delaware a Certificate of Increase (the “Series M Certificate of Increase”) increasing the shares of Series M Preferred Stock as designated in the Series M Certificate of Designations from 41,778 shares to 43,287 shares.

In connection with the September 2026 Private Placement, we initially issued an aggregate of approximately 8,612 shares of Series M Preferred Stock, which have a stated value of $1,000, subject to increase as described in the Series M Certificate of Designations, per share and were initially convertible into 1,411,651 shares (calculated based on the current conversion price as of the date hereof) of Common Stock at the election of the holders, subject to (i) a restriction preventing the holders and their affiliates from beneficially owning more than 19.99% of our outstanding shares of Common Stock, (ii) a restriction prohibiting the conversion of the Series M Preferred Shares to the extent that the aggregate number of shares of Common Stock issued pursuant to the Securities Purchase Agreement, including through conversion of any Series M Preferred Shares or exercise of any Series M Warrants, exceeds 360,695 shares, and (iii) a contractually stipulated 4.99% or 9.99% blocker provision. The foregoing limitations described in clause (i) and (ii) are anticipated to be removed upon receipt of stockholder approval.

General

The Series M Preferred Stock has the powers, designations, preferences and other rights as are set forth in the Series M Certificate of Designations.

The Series M Preferred Stock ranks pari passu with the Series L Preferred Stock, and senior to all other classes and series of capital stock of the Company, as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

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Dividends

The Series M Preferred Stock bears dividends at a per annum rate of 10%, and 12% per annum thereafter (subject to increase upon certain events as described in the Series M Certificate of Designations), payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after September 14, 2026 and on each Conversion Date in cash or in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, or a combination thereof. The form of dividend payments to each holder will be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met during the 10 consecutive trading days immediately prior to the applicable dividend payment date (the “Series M Dividend Notice Period”), in cash only, (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met during the Series M Dividend Notice Period, at the sole election of the Company, in cash or shares of Common Stock which shall be valued at the Dividend Conversion Rate, (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met during the Series M Dividend Notice Period, in shares of Common Stock which shall be valued at the Dividend Conversion Rate, (iv) if funds are not legally available for the payment of dividends and the Equity Condition relating to an effective Conversion Shares Registration Statement has been waived by such holder (provided that the other Equity Conditions have been met during the Series M Dividend Notice Period), as to such holder only, in unregistered shares of Common Stock which shall be valued at the Dividend Conversion Rate, and (v) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met during the Series M Dividend Notice Period, then, at the election of such Holder, such dividends shall accrue to the next Dividend Payment Date or shall be accreted to, and increase, the outstanding Stated Value.

Conversion

Each share of Series M Preferred Stock will be convertible, at any time and from time to time from and after September 14, 2026 at the option of the holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such share of Series M Preferred Stock by the Series M Conversion Price (as defined below). The Series M Conversion Price for the Series M Preferred Stock was initially equal to $6.10, subject to adjustment as described in the Series M Certificate of Designations (the “Series M Conversion Price”); provided that upon each exercise of a Series M Greenshoe Right pursuant to the September 2026 Securities Purchase Agreement in the event that 90% of the arithmetic average of the five lowest trading prices during the 10 trading days immediately prior to such exercise of a Series M Greenshoe Right is less than the then Series M Conversion Price (each such price, the “Series M Adjusted Price”), the Series M Conversion Price shall thereafter be reduced to equal the Series M Adjusted Price, subject to further adjustment hereunder. With respect to adjustments in connection with the exercise of Series M Greenshoe Rights, in the first instance, there will not be a floor price; provided, however, if the Company receives written notice from Nasdaq that a floor price should be implemented, a floor price of $1.282 shall be set (the “Series M Floor Price”). As of the date of this prospectus, the Series M Conversion Price is equal to $6.10.

Voting Rights

The shares of Series M Preferred Stock have no voting rights. However, as long as any shares of Series M Preferred Stock are outstanding, the Company may not, without the affirmative vote of the holders of a majority of the then outstanding shares of Series M Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series M Preferred Stock or alter or amend the Series M Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined below) senior to, or otherwise pari passu with, the Series M Preferred Stock, (c) amend its Charter or other charter documents in any manner that adversely affects any rights of the holders, (d) increase the number of authorized shares of Series M Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Liquidation

Upon a Liquidation, the holders will be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under the Series M Certificate of Designations, for each share of Series M Preferred Stock before any distribution or payment shall be made to the holders of any securities junior to the Series M Preferred Stock, and if the assets of the Company are insufficient to pay in full such amounts, then the entire assets to be distributed to the holders will be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

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Warrants

2023 and 2024 Warrants

Common warrants for the purchase of up to 29,600 shares of Common Stock (the “2024 Common Warrants”) were issued pursuant to a securities purchase agreement between us and certain institutional investors, dated as of May 21, 2024 (the “2024 Purchase Agreement”) in registered form and entitle the registered holder to purchase one share of our Common Stock at a price equal to $108.75 per share, subject to adjustment as discussed below, terminating at 5:00 p.m., New York City time, on the fifth anniversary of the date of issuance. Also pursuant to the 2024 Purchase Agreement, we had an additional number of outstanding placement agent warrants for the purchase of up to 3,552 shares of Common Stock at an exercise price of $135.9375. (the “2024 Placement Agent Warrants,” and together with the 2024 Common Warrants, the “2024 Warrants”).

Common warrants to purchase up to an aggregate of 8,667 shares of Common Stock (the “2023 Common Warrants”), pre-funded warrants to purchase up to 3,867 shares of Common Stock (the “2023 Pre-Funded Warrants”), and placement agent warrants to purchase up to 520 of Common Stock (the “2023 Placement Agents Warrants,” and together with the 2023 Common Warrants and 2023 Pre-Funded Warrants, the “2023 Warrants”) were issued pursuant to a purchase agreement dated December 30, 2022. The 2023 Common Warrants have an exercise price equal to $750.00 per share, are exercisable commencing six months following issuance, and have a term of exercise equal to five years following the initial issuance date. The 2023 Pre-Funded Warrants had an exercise price of $0.075 per share, are immediately exercisable and could be exercised at any time after their original issuance until such 2023 Pre-Funded Warrants were exercised in full. The 2023 Placement Agents Warrants have an exercise price equal to $937.50 per share, are exercisable commencing six months following issuance, and have a term of exercise equal to five years following the initial issuance date. The 2023 Shares and 2023 Common Warrants were sold at an offering price of $750.00 per share and accompanying the 2023 Common Warrant and the 2023 Pre-Funded Warrants and the 2023 Common Warrants were sold at an offering price of $749.925 per 2023 Pre-Funded Warrant and accompanying 2023 Common Warrant.

Holders of 2023 Warrants and 2024 Warrants (together, the “2023 and 2024 Warrants”) may exercise such warrants on a “cashless” basis if an effective registration statement is not available with respect to the offering of shares of Common Stock upon exercise of such Warrant. In such event, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the 2023 and 2024 Warrants. The exercise price and number of shares of Common Stock issuable upon exercise of the 2023 and 2024 Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation. The 2023 and 2024 Warrants may be exercised by delivery of a notice of exercise and the aggregate exercise price (assuming no cashless exercise has been elected if an effective registration statement is not available with respect to the offering of shares of Common Stock upon exercise of such 2023 and 2024 Warrant) to us as specified in such 2023 and 2024 Warrants. Holders of 2023 and 2024 Warrants do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the 2023 and 2024 Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Series L Common Stock and Series L Vesting Warrants

Pursuant to the May 2025 Securities Purchase Agreement, the Investors were issued (i) Series L Common Stock Warrants, to initially purchase up to an aggregate of 129,439 shares of Common Stock equal to 100% of the shares of Common Stock issuable upon conversion of the shares of the Series L Preferred Shares issued to each such Investor and (ii) Series L Vesting Warrant (the exercisability of which shall vest ratably from time to time in proportion to the Investor’s (or its permitted assigns’) exercise of such Investor’s Series L Greenshoe Rights pursuant to Section 2.4 of the Series L Securities Purchase Agreement), to initially purchase up to an aggregate of 470,256 shares of Common Stock equal to the number of Series L Greenshoe Conversion Shares (as defined in the Securities Purchase Agreement) applicable to each such Investor, in accordance with the Series L Securities Purchase Agreement. The Series L Common Stock Warrants had an initial exercise price of $51.075 per share, and are exercisable immediately upon issuance and have a term of exercise equal to five years. With respect to the Series L Vesting Warrants, the exercisability shall vest ratably from time to time in proportion to each Investor’s (or its permitted assigns’) exercise of Series L Greenshoe Rights, each to purchase a number of shares of Common Stock equal to the number of Series L Greenshoe Conversion Shares. The Series L Vesting Warrants had an initial exercise price of $51.073 per share, and are exercisable subject to certain vesting limitations, and have a term of exercise equal to five years from the date that the applicable warrant shares vest.

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Holders of the Series L Warrants may exercise such warrants on a “cashless” basis if an effective registration statement is not available with respect to the offering of shares of Common Stock upon exercise of such Series L Warrant. In such event, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Series L Warrants. The exercise price and number of shares of Common Stock issuable upon exercise of the Series L Warrants may be adjusted in certain circumstances. As of October 9, 2026, the exercise price of the Series L Warrants is equal to $11.35, and the number of shares of Common Stock issuable upon exercise of the Series L Common Stock Warrants and Series L Vesting Warrants is equal to 232,883 and2,007,068, respectively, pursuant to the full-ratchet price and anti-dilution protections set forth in the Series L Warrants.

The Series L Warrants may be exercised by delivery of a notice of exercise and the aggregate exercise price (assuming no cashless exercise has been elected if an effective registration statement is not available with respect to the offering of shares of Common Stock upon exercise of such Series L Warrant) to us as specified in such Series L Warrants. Holders of the Series L Warrants do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Series L Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Series M Common Stock and Series M Vesting Warrants

Pursuant to the September 2026 Securities Purchase Agreement, the Investors were issued (i) Series M Common Stock Warrants, to initially purchase up to an aggregate of 1,411,651 shares of Common Stock (calculated based on the current conversion price as of the date hereof) equal to 100% of the shares of Common Stock issuable upon conversion of the shares of the Series M Preferred Shares issued to each such Investor and (ii) Series M Vesting Warrant (the exercisability of which shall vest ratably from time to time in proportion to the Investor’s (or its permitted assigns’) exercise of such Investor’s Series M Greenshoe Rights pursuant to Section 2.4 of the September 2026 Securities Purchase Agreement), to initially purchase up to an aggregate of 5,684,522 shares of Common Stock equal to the number of Series M Greenshoe Conversion Shares applicable to each such Investor, in accordance with the September 2026 Securities Purchase Agreement. The Series M Common Stock Warrants had an initial exercise price of $6.10 per share, and are exercisable immediately upon issuance and have a term of exercise equal to five years. With respect to the Series M Vesting Warrants, the exercisability shall vest ratably from time to time in proportion to each Investor’s (or its permitted assigns’) exercise of Series M Greenshoe Rights, each to purchase a number of shares of Common Stock equal to the number of Series M Greenshoe Conversion Shares. The Series M Vesting Warrants had an initial exercise price of $6.10 per share, and are exercisable subject to certain vesting limitations, and have a term of exercise equal to five years from the date that the applicable warrant shares vest.

Holders of the Series M Warrants may exercise such warrants on a “cashless” basis if an effective registration statement is not available with respect to the offering of shares of Common Stock upon exercise of such Series M Warrant. In such event, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Series M Warrants. The exercise price and number of shares of Common Stock issuable upon exercise of the Series M Warrants may be adjusted in certain circumstances. As of October 9, 2026, the exercise price of the Series M Warrants is equal to $6.10, and the number of shares of Common Stock issuable upon exercise of the Series M Common Stock Warrants and Series M Vesting Warrants is equal to 1,411,651 and 5,684,522 (in each instance, calculated based on the current conversion price as of the date hereof), respectively, pursuant to the full-ratchet price and anti-dilution protections set forth in the Series M Warrants.

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The Series M Warrants may be exercised by delivery of a notice of exercise and the aggregate exercise price (assuming no cashless exercise has been elected if an effective registration statement is not available with respect to the offering of shares of Common Stock upon exercise of such Series M Warrant) to us as specified in such Series M Warrants. Holders of the Series M Warrants do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Series M Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Pre-Funded Warrants

In connection with the execution of an advisory agreement, effective as of June 30, 2025, between PDPC and the Company (the “Advisory Agreement”) the Company issued to PDPC pre-funded warrants to purchase 6,000 shares (of Common Stock (the “June Pre-Funded Warrants”) as consideration for the performance of certain advisory services. The aggregate exercise price of the June Pre-Funded Warrants, except for a nominal exercise price of $0.025 per warrant share, were pre-funded to the Company on June 30, 2025.

Pursuant to the Amended PDPC Advisory Agreement, the Company issued to PDPC pre-funded warrants to purchase 16,000 shares of Common Stock, or the PDPC Pre-Funded Warrants, as consideration for the performance of certain advisory services. The aggregate exercise price of the PDPC Pre-Funded Warrants, except for a nominal exercise price of $0.025 per warrant share, were pre-funded to the Company on April 3, 2026.

PDPC may exercise each of the June and PDPC Pre-Funded Warrants on a “cashless” basis, in which PDPC may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in each of the June and PDPC Pre-Funded Warrants. The exercise price and number of shares of Common Stock issuable upon exercise of each of the June and PDPC Pre-Funded Warrants may be adjusted in certain circumstances. Each of the June and PDPC Pre-Funded Warrants may be exercised by delivery of a notice of exercise and the aggregate exercise price (assuming no cashless exercise has been elected) to us as specified in such June or PDPC Pre-Funded Warrants. Neither the June nor the PDPC Pre-Funded Warrants entitle PDPC to the rights or privileges of holders of Common Stock and any voting rights until PDPC exercises either its June or PDPC Pre-Funded Warrants and receives shares of Common Stock. After the issuance of shares of Common Stock upon exercise of either the June or PDPC Pre-Funded Warrants, PDPC will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Anti-Takeover Provisions Under Our Charter and Bylaws and Delaware Law

Certain provisions of Delaware law, our Charter and our Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

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Charter

Undesignated Preferred Stock. Our Board has the ability to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our Company.

Special Meetings of Stockholders. Our bylaws provide that special meetings of our stockholders may be called only by our Chairman, President or a majority of the entire Board, thus prohibiting a stockholder from calling a special meeting. This provision might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Board Vacancies Filled Only by Majority of Directors. Vacancies and newly created seats on our Board may be filled only by a majority of the directors then in office. Only our Board may determine the number of directors on our board. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on our Board makes it more difficult to change the composition of our Board, but these provisions promote a continuity of existing management.

No Cumulative Voting. The Delaware General Corporate Law (“DGCL”) provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Charter provides otherwise. Our Charter and Bylaws do not expressly provide for cumulative voting.

Directors Removed Only by Special Meeting of Stockholders. A director can be removed only by the affirmative vote of a majority of the votes of the issued and outstanding stock entitled to vote for the election of directors of the corporation given at a special meeting of the stockholders called and held for this purpose.

Amendment of Charter Provisions. In order to amend certain of the above provisions in our Charter and our Bylaws, the Board is expressly authorized to adopt, alter or repeal the bylaws, subject to the rights of the stockholders entitled to vote. Stockholders can vote at any stockholder meeting and repeal, alter, or amend the bylaws by the affirmative vote of a majority of the stockholders entitled to vote in such meeting.

Delaware Anti-takeover Statute

We are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interest stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions in which the interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. This provision has an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging takeover attempts that might result in a premium over the market price for the shares of our market price. With approval of our stockholders, we could amend our Charter in the future to avoid the restrictions imposed by this anti-takeover law.

The provisions of Delaware law and our Charter could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

Our transfer agent and registrar for our capital stock is Computershare. The transfer agent’s address is 151 Royall Street, Suite 10, Canton, MA 02021, and its telephone number is (800) 962-4284.

Existing Trading Markets

Our Common Stock is listed on Nasdaq under the trading symbol “GTBP.” The closing sale price of our Common Stock on Nasdaq on October 8, 2026, was $5.96 per share.

Listing on the Nasdaq Capital Market

Our Common Stock is listed on Nasdaq under the symbol “GTBP.”

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SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders, upon conversion of shares of preferred stock and exercise of the warrants. For additional information regarding the issuances of those shares of preferred stock and warrants, see “Private Placement of Shares of Preferred Stock and Warrants” above. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of capital stock and warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling shareholder, based on its ownership of the shares of capital stock and warrants, as of September 30, 2026, assuming conversion of the shares of preferred stock and exercise of the warrants held by the Selling Stockholders on that date, without regard to any limitations on conversion or exercise.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of Common Stock underlying the shares of preferred stock issued to the Selling Stockholders in the “Private Placement of Shares of Preferred Stock and Warrants” described above, determined as if the outstanding shares of preferred stock were converted in full, and (ii) the maximum number of shares of Common Stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full, each determined as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the conversion of the shares of preferred stock or exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the shares of preferred stock and the warrants, a selling shareholder may not convert or exercise any such security, as applicable, to the extent such conversion or exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such conversion or exercise, excluding for purposes of such determination shares of Common Stock issuable upon conversion of such shares of preferred stock which have not been converted, and exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering(1)		Maximum Number of shares of Common Stock to be Sold Pursuant to this	Number of shares of Common Stock Owned After Offering(2)
	Number	Percent	Prospectus	Number	Percent
Bristol Investment Fund Ltd. (3)(4)	205,899	9.99%	3,471,087	205,899	9.99%
Five Narrow Lane, L.P.(3)(5)	205,899	9.99%	3,468,233	205,899	9.99%
The Hewlett Fund LP(6)	102,846	4.99%	1,473,816	102,846	4.99%
Boothbay Absolute Return Strategies, LP(7)	102,846	4.99%	693,421	102,846	4.99%
Kingsbrook Opportunities Master Fund LP(8)	36,169	1.75%	173,385	36,169	1.75%
Intracoastal Capital LLC(9)	102,846	4.99%	1,101,943	102,846	4.99%
Rainforest Partners LLC(10)	205,899	9.99%	1,734,036	205,899	9.99%
Robert Marzilli(11)	205,899	9.99%	866,700	205,899	9.99%
Nicholas R. Nikolov, MD Defined Benefit Plan(12)	86,176	4.18%	520,214	86,176	4.18%

(1)	The amount of shares of Common Stock that each Selling Stockholder could acquire within 60 days of September 30, 2026, in connection with the May 2025 Private Placement and September 2026 Private Placement, including by (i) exercising the Series M Greenshoe Rights, (ii) exercising the Series L Greenshoe Rights, (iii) converting Preferred Shares, or (iv) exercising the Warrants, is subject to such Selling Stockholder’s contractually stipulated 4.99% or 9.99% blocker, as applicable, and pro-rata portion of the conversion limitations under the Beneficial Ownership Limitation and the Exchange Cap.

(2)	Assumes the sale of all shares of our Common Stock being offered for resale pursuant to this prospectus.

(3)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of Common Stock beneficially owned prior to the offering all of the shares that an Investor may be required to purchase under the common shares purchase agreement, dated May 14, 2025 (as amended, the “Common Shares Purchase Agreement”), by and among the Company and Five Narrow Lane, L.P. and Bristol Capital, LLC (“Bristol”). Bristol subsequently assigned all of its right, title, interest and obligations in the Common Shares Purchase Agreement to its affiliate, Hailstone Peak Funding, LLC (“Hailstone”). The issuance of such shares is solely at our discretion and is subject to conditions contained in the Common Shares Purchase Agreement, the satisfaction of which are entirely outside of the Investors’ control. Furthermore, the VWAP Purchases (as defined in the Common Shares Purchase Agreement) of our Common Stock under the Common Shares Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Common Shares Purchase Agreement, including the contractually stipulated 4.99% or 9.99% blocker, as applicable.

(4)	The address for Bristol Investment Fund, Ltd. (“BIF”) is Citco Trustees (Cayman) Limited, 89 Nexus Way, Camana Bay, PO Box 311063, Grand Cayman KY1-1205, Cayman Islands. Paul Kessler, as manager of Bristol Capital Advisors, LLC, the investment advisor to BIF, has voting and investment control over the securities held by BIF. Mr. Kessler, as manager of Bristol and Hailstone and CEO of PDPC, has voting and investment control over the securities held by Bristol, Hailstone and PDPC. Mr. Kessler disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. Shares beneficially owned consists of (i) 96,284 shares of Common Stock by BIF, and (ii) 109,615 shares of Common Stock issuable upon the conversion of the Series L Preferred Shares or Series M Preferred Shares and/or exercise of the Series L Warrants or Series M Warrants held by BIF within 60 days of September 30, 2026. The shares beneficially owned reflects the application of a contractually stipulated 9.99% blocker provision.

(5)	The address for Five Narrow Lane, L.P. is 510 Madison Avenue, Suite 1400, New York, New York 10022. Each of Arie Rabinowitz and Joseph Hammer may be deemed to have investment discretion and voting power over the shares held by Five Narrow Lane, L.P. Each of Messrs. Rabinowitz and Hammer disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein. Shares beneficially owned consists of (i) 52,899 shares of Common Stock, and (ii) 153,000 shares of Common Stock issuable upon the conversion of the Series L Preferred Shares or Series M Preferred Shares and/or exercise of the Series L Warrants or Series M Warrants held by Five Narrow Lane LP within 60 days of September 30, 2026. The shares beneficially owned reflects the application of a contractually stipulated 9.99% blocker provision.

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(6)	The address for The Hewlett Fund LP is 100 Merrick Road, Suite 400W, Rockville Centre, New York 11570. Martin Chopp has voting and investment control over the securities held by The Hewlett Fund LP. Shares beneficially owned consists of (i) 25,424 shares of Common Stock, and (ii) 77,422 shares of Common Stock issuable upon the conversion of the Series L Preferred Shares or Series M Preferred Shares and/or exercise of the Series L Warrants or Series M Warrants held by The Hewlett Fund LP within 60 days of September 30, 2026. The shares beneficially owned reflects the application of a contractually stipulated 4.99% blocker provision.

(7)	The address for Boothbay Absolute Return Strategies, LP (“BBARS”) is c/o Kingsbrook Partners LP (“Kingsbrook Partners”), 689 Fifth Avenue, 12th Floor, New York, New York 10022. BBARS is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBARS, has delegated power to vote and the power to direct the disposition of all of these securities held by the BBARS to Kingsbrook Partners. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein. Shares beneficially owned consists of (i) 62 shares of Common Stock, and (ii) 102,784 shares of Common Stock issuable upon the conversion of the Series L Preferred Shares or Series M Preferred Shares and/or exercise of the Series L Warrants or Series M Warrants held by BBARS within 60 days of September 30, 2026. The shares beneficially owned reflects the application of a contractually stipulated 4.99% blocker provision.

(8)	The address for Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) is c/o Kingsbrook Partners, 689 Fifth Avenue, 12th Floor, New York, New York 10022. Kingsbrook Partners is the investment manager of Kingsbrook Opportunities and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities. Shares beneficially owned consists of (i) 45 shares of Common Stock, and (ii) 36,124 shares of Common Stock issuable upon the conversion of the Series L Preferred Shares or Series M Preferred Shares and/or exercise of the Series L Warrants or Series M Warrants held by Kingsbrook Opportunities Master Fund LP within 60 days of September 30, 2026.

(9)	The address for Intracoastal Capital LLC (“Intracoastal”) is 245 Palm Trail, Delray Beach, Florida 33843. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. Shares beneficially owned consists of (i) 2,905 shares of Common Stock, and (ii) 99,941 shares of Common Stock issuable upon the conversion of the Series L Preferred Shares or Series M Preferred Shares and/or exercise of the Series L Warrants or Series M Warrants held by Intracoastal Capital LLC within 60 days of September 30, 2026. The shares beneficially owned reflects the application of a contractually stipulated 4.99% blocker provision.

(10)	The address for Rainforest Partners LLC is 850 East 26th Street, Brooklyn, New York 11210. Mark Weinberger is the managing member of Rainforest Partners LLC, and has sole voting and investment power over the securities held by Rainforest Partners LLC. Shares beneficially owned consists of (i) 46,635 shares of Common Stock, and (ii) 159,264 shares of Common Stock issuable upon the conversion of the Series L Preferred Shares or Series M Preferred Shares and/or exercise of the Series L Warrants or Series M Warrants held by Rainforest Partners LLC within 60 days of September 30, 2026. The shares beneficially owned reflects the application of a contractually stipulated 9.99% blocker provision.

(11)	The address for Robert A. Marzilli is 457 Sunset Beach Rd., Richmond Hill, Ontario, L4E 3J3, Canada. This information is based on information known to the company through a non-objecting beneficial ownership report (the “NOBO Report”) as of August 31, 2026. Mr. Marzilli has not provided or verified the information appearing on the NOBO Report, and so this information may not be accurate for a number of reasons, including, but not limited to, if Mr. Marzilli has divested such ownership through private contractual or other means not reflected in the NOBO Report, or is the beneficial owner of other shares not disclosed in the NOBO Report. Shares beneficially owned consists of (i) 108,124 shares of Common Stock, and (ii) 97,775 shares of Common Stock issuable upon the conversion of the Series L Preferred Shares or Series M Preferred Shares and/or exercise of the Series L Warrants or Series M Warrants held by Mr. Marzilli within 60 days of September 30, 2026. The shares beneficially owned reflects the application of a contractually stipulated 9.99% blocker provision.

(12)	The address for the Nicholas R. Nikolov, MD Defined Benefit Plan is 436 N. Bedford Dr., #207, Beverly Hills, California 90210. Shares beneficially owned consists of (i) 1,083 shares of Common Stock, and (ii) 85,093 shares of Common Stock issuable upon the conversion of the Series L Preferred Shares or Series M Preferred Shares and/or exercise of the Series L Warrants or Series M Warrants held by the Nicholas R. Nikolov, MD Defined Benefit Plan within 60 days of September 30, 2026.

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MATERIAL TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax consequences generally applicable to the acquisition, ownership, and disposition of Common Stock issued pursuant to this offering. This discussion does not address tax consequences other than those pertaining to U.S. federal income taxation. For example, this discussion does not address any consequences relating to estate or gift taxation, the alternative minimum tax, or the Medicare tax on investment income. Nor does this discussion address any aspects of U.S. state or local or non-U.S. taxation. This discussion applies only to holders that which our Common Stock as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	S corporations;

●	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

●	taxpayers that are subject to the mark-to-market accounting rules;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies or real estate investment trusts;

●	expatriates or former long-term residents or citizens of the United States;

●	persons for whom our Common Stock or pre-funded warrants may constitute “qualified small business stock” within the meaning of Section 1202 of the Code;

●	persons which hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

●	persons subject to the alternative minimum tax;

●	U.S. persons whose functional currency is not the U.S. dollar;

●	controlled foreign corporations;

●	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

●	passive foreign investment companies.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Stock, common warrants, or pre-funded warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Common Stock, common warrants, or pre-funded warrants, and persons who are treated as partners of such partnerships, should consult their own tax advisors.

This discussion is based on the Code, Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. U.S. tax law is subject to change, which change could apply retroactively and could affect the tax considerations described herein. We have not and do not intend to seek any ruling from the U.S. Internal Revenue Service (the “IRS”) regarding any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OUR TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PROSPECTIVE INVESTOR OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON STOCK, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL, AND NON-U.S. TAX LAWS.

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U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of our Common Stock that is, for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States,

●	organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia,

●	an estate whose income is subject to U.S. federal income tax regardless of its source, or

●	a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Distributions on Our Common Stock

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. If we were to make distributions with respect to our Common Stock, a U.S. Holder generally should be required to include in gross income as a dividend the amount of any cash distribution or the fair market value of any other property distributed with respect to shares of our Common Stock, to the extent the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts treated as a dividend that we pay to a U.S. Holder which is a taxable corporation may qualify for a dividends received deduction (“DRD”), provided certain holding period and other requirements are satisfied. Amounts treated as a dividend that we pay to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at preferential tax rates accorded to long-term capital gains, subject to certain exceptions and provided certain holding period and other requirements are satisfied. Distributions in excess of current and accumulated earnings and profits should generally constitute a return of capital that is applied against and that reduces (not below zero) the U.S. Holder’s adjusted tax basis in its shares of our Common Stock. Any remaining excess generally should be treated as gain realized on the sale or other disposition of our Common Stock and should generally be treated as described immediately below under “—U.S. Holders—Sale, Exchange, or Other Taxable Disposition of our Common Stock.”

Sale, Exchange, or Other Taxable Disposition of our Common Stock

Upon a sale, exchange, or other taxable disposition of our Common Stock, a U.S. Holder generally should recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange, or other taxable disposition and the U.S. Holder’s adjusted tax basis in the applicable shares of our Common Stock. Any such capital gain or loss generally should be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of our Common Stock so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

U.S. backup withholding and information reporting requirements may apply to distributions on our Common Stock, and the receipt of proceeds from the sale, exchange, or other disposition of our Common Stock. Backup withholding generally should not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

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NON-U.S. HOLDERS

As used herein, a “non-U.S. Holder” is a beneficial owner of our Common Stock which, for U.S. federal income tax purposes, is or is treated as an individual, corporation, estate or trust which is not a U.S. Holder.

Distributions on our Common Stock

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. If we were to make distributions with respect to our Common Stock, any such distribution made to a non-U.S. Holder with respect to our Common Stock generally should constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Provided that any such dividend is not effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), and subject to the discussion below regarding backup withholding and FATCA (defined below), such dividend should generally be subject to withholding tax from the gross amount of the dividend at a rate of 30% between the U.S. and such non-U.S. Holder’s resident country, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend should generally be treated first as reducing (not below zero) the non-U.S. Holder’s adjusted tax basis in our Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of our Common Stock, which generally should be treated as immediately described below under “—Non-U.S. Holders—Sale, Exchange or Other Taxable Disposition of our Common stock.”

Dividends paid by us to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) generally should not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally should be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty.

Sale, Exchange, or Other Taxable Disposition of our Common Stock

Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. Holder generally should not be subject to U.S. federal income tax on gain realized from a sale, exchange, or other disposition of our Common Stock unless:

(i)	such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized generally will be subject to a flat 30% U.S. federal income tax;

(ii)	the gain is effectively connected with a U.S. trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

(iii)	subject to certain exceptions discussed below, we are or have been a U.S. real property holding corporation (a “USRPHC”) at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, in which case (a) gain recognized by such non-U.S. holder on the sale, exchange, or other disposition of our Common Stock, pre-funded warrants, or common warrants generally should be subject to tax at generally applicable U.S. federal income tax rates and (b) a buyer of our Common Stock, pre-funded warrants, or common warrants from such non-U.S. Holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition.

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For purposes of item (iii) immediately above, we generally will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Although there can be no assurance, we believe that we are not currently a USRPHC and we do not anticipating becoming a USRPHC. Even if we are or become a USRPHC, a non-US Holder generally should not be subject to U.S. federal income tax under the rules discussed in item (iii) with respect to gain realized on a sale or other disposition of our Common Stock if (A) our Common Stock is considered to be regularly traded on an established securities market and (B) such non-U.S. Holder has not owned and is not deemed to have owned more than 5% of our Common Stock at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period. There can be no assurance that shares of our Common Stock qualify as regularly traded on an established securities market for purposes of these rules.

Information Reporting and Backup Withholding

U.S. backup withholding and information reporting requirements may apply to distributions on our Common Stock, constructive distributions on common warrants, and the receipt of proceeds from the sale or disposition of our Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes, to otherwise establish an exemption from information reporting and backup withholding requirements, or to claim a reduced rate of withholding under an applicable income tax treaty. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a non-U.S. Holder’s U.S. federal income tax liability, and a non-U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations promulgated thereunder and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including our Common Stock), and (subject to the proposed Treasury Regulations discussed below) the gross proceeds derived from the sale or other disposition of our Common Stock, which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to, among other things, comply with specified due diligence, report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution which are owned by certain U.S. persons and by certain non-U.S. entities which are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if allowed under an intergovernmental agreement (“IGA”) between the United States and an applicable foreign country, reports such information to its local tax authority, which may exchange such information with the U.S. authorities. An IGA between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the disclosure of the ownership of the entity through which our securities (including our Common stock) is held will affect the determination of whether such withholding and reporting is required. Withholding agents, however, may rely on proposed U.S. Treasury Regulations that would no longer require FATCA withholding on payments of gross proceeds. A withholding agent, and not GT BIOPHARMA, INC., will determine whether or not to implement gross proceeds FATCA withholding. Similarly, dividends in respect of our Common Stock held by an investor which is a non-financial non-U.S. entity which does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which may in turn be provided to the U.S. Department of Treasury. All holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our Common Stock.

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PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales effected after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and because we are a smaller reporting company, later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (including those made after the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement) we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

●	our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 2, 2026;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026, filed with the SEC on May 15, 2026, and June 30, 2026, filed with the SEC on August 14, 2026;

●	our Current Reports on Form 8-K filed with the SEC on March 2, 2026, April 7, 2026, May 22, 2026, June 12, 2026, August 14, 2026, September 3, 2026, September 15, 2026, September 21, 2026, and September 25, 2026; and

●	the description of our Common Stock contained in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 2, 2026, including any amendment or report filed for the purpose of updating such description.

All documents the Company subsequently filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions, (1) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (2) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents and will be automatically updated and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02, 7.01 or 9.01 of Form 8-K.

Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by contacting GT Biopharma, Inc.

We maintain a website at https://ir.gtbiopharma.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

There have been no material changes to the Company’s affairs that have occurred since December 31, 2025 that have not been described in a Form 10-Q or Form 8-K filed under the Exchange Act.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to this offering. This prospectus was filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Reference is thus made to the omitted information. Statements made in this prospectus are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed. Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference. You can find, copy and inspect information we file at the SEC’s public reference room, which is located at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s public reference room. The SEC also maintains a web site (http://www.sec.gov) that contains this filed registration statement, reports and other information regarding us that we have filed electronically with the SEC. For more information pertaining to our company and this offering, reference is made to the registration statement.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Baker & Hostetler LLP, Los Angeles, California.

EXPERTS

The balance sheets of GT Biopharma, Inc. as of December 31, 2025 and 2024, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years ended December 31, 2025 and 2024, incorporated by reference in this prospectus have been so incorporated in reliance on the report of Weinberg & Company, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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PROSPECTUS

13,502,835 Shares of Common Stock

The date of this prospectus is October 20, 2026.